EXHIBIT 16



November 26, 2001

Securities and Exchange Commission
Washington, D. C. 20549


               Re: Angelciti Multimedia, Inc. (File No. 000-55468)


Gentlemen:

We have read Item 4 of Angelciti Multimedia, Inc.'s Form 8-K, dated November 21, 2001 and are in agreement with the statements contained therein as they relate to us, except:

1. The Company did not provide us with a copy of the Current Report on Form 8-K prior to its filing with the SEC.

2. The Company did not request that we furnish them with a letter addressed to the SEC stating whether we agreed with the statements made in the Current Report on Form 8-K , nor was the letter attached as Exhibit 16 intended to be such a letter.






Very truly yours,

/S/ HEIN + ASSOCIATES LLP
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HEIN + ASSOCIATES LLP
Orange, California